Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report

Financial Results for the Third Quarter of 2007

Syracuse, New York — (Businesswire) — November 9, 2007 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the third quarter of 2007.

Highlights for the third quarter of 2007 versus the third quarter of 2006 include:

•	Total revenues increased 7.3% to $203.5 million from $189.6 million, including a 7.8% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales were 7.8% at Burger King®, 2.3% at Pollo Tropical®, and 1.2% at Taco Cabana®;

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Income from operations was $14.3 million (including a $1.7 million write-down for an underperforming restaurant which the Company closed in October, as well as higher expenses related to being a public company and stock-based compensation expense). This compared to $17.9 million in 2006 (which included $1.4 million of income from the reversal of reserves for certain closed restaurants);

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Net income was $4.9 million, or $0.23 per diluted share including the aforementioned impairment charge ($0.05 per diluted share, rounded) which compared to net income of $5.1 million, or $0.32 per diluted share last year. Net income for the third quarter of 2006 would have been $0.24 per diluted share after giving pro forma effect for the additional shares issued in the Company’s initial public offering (“IPO”) completed on December 20, 2006 and included a gain of $0.04 per diluted share for the reversal of closed restaurant reserves.

As of September 30, 2007, the Company operated a total of 555 restaurants, including 325 Burger King, 83 Pollo Tropical and 147 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “In view of the current challenges affecting our industry, we were relatively pleased with our third quarter results as sales and earnings were generally in line with our overall expectations. We note particular strength at our Burger King restaurants, as the brand continues to rebuild market share. In addition to positive comparable sales at all three brands, top-line growth continues to be driven by new unit development at our Hispanic Brands with the opening of twenty-five new restaurants since the beginning of the third quarter of last year, including fourteen new units opened thus far in 2007. Excluding the non-recurring charges in both years, earnings growth was solid, but as expected, continued commodity cost pressures resulted in slightly lower operating margins.”

Third Quarter 2007 Results

Total revenues for the third quarter of 2007 increased 7.3% to $203.5 million from $189.6 million in the third quarter of 2006. During the third quarter of 2007, the Company opened three Pollo Tropical restaurants, five Taco Cabana restaurants and closed one Burger King restaurant.

Revenues from the Company’s Hispanic restaurant brands increased 7.8% to $103.8 million in the third quarter of 2007 from $96.3 million in the same period last year. Pollo Tropical revenues increased 11.3% to $42.6 million during the third quarter of 2007 compared to $38.2 million in the third quarter of 2006. This was due primarily to the opening of thirteen new Pollo Tropical restaurants since the beginning of the same period in 2006. Comparable restaurant sales at Pollo Tropical increased 2.3% in the third quarter of 2007.

Taco Cabana revenues increased 5.5% to $61.3 million during the third quarter of 2007 compared to $58.1 million in the third quarter of 2006. This was due primarily to the opening of twelve new Taco Cabana restaurants since the beginning of the same period in 2006. Comparable restaurant sales at Taco Cabana increased 1.2% in the third quarter of 2007.

Burger King revenues increased 6.9% to $99.7 million during the third quarter of 2007 compared to $93.3 million in the third quarter of 2006, despite the closing of five Burger King restaurants since the beginning of the same period in 2006. Comparable restaurant sales at Burger King increased 7.8% in the third quarter of 2007.

General and administrative expenses were $12.3 million in the third quarter of 2007, or 6.1% of total revenues, compared to $11.8 million, or 6.2% of total revenues, in the third quarter of 2006.

During the third quarter of 2007, the Company incurred $1.7 million, or $0.05 per diluted share after-tax, in impairment charges related to a Pollo Tropical restaurant in Brooklyn, NY. The location was subsequently closed on October 21, 2007.

Income from operations was $14.3 million in the third quarter of 2007, or 7.1% of total revenues, compared to $17.9 million, or 9.5% of total revenues, in the third quarter of 2006.

Interest expense decreased $2.5 million to $7.7 million in the third quarter of 2007 from $10.2 million in the same period in the prior year, primarily reflecting lower average debt balances from the prepayments of borrowings under the Company’s prior senior credit facility during 2006 including the repayment of $68.0 million in term loan borrowings from the IPO proceeds received by the Company in December 2006. In addition, the Company completed the refinancing of its senior credit facility in March 2007 which lowered the interest rate on its senior secured borrowings by approximately 1%.

The Company’s effective income tax rate was 27.0% in the third quarter of 2007 compared to 33.5% in the third quarter of 2006 and was lower from the realization of tax benefits that had been previously reserved.

Net income for the third quarter of 2007 was $4.9 million, or $0.23 per diluted share (based upon 21.6 million weighted average diluted shares and which was $0.226 before rounding). This compared to net income of $5.1 million, or $0.32 per diluted share (based upon 15.9 million weighted average diluted shares) in the third quarter of 2006. Net income would have been $0.24 per share in the third quarter of 2006 after giving pro forma effect for the additional shares issued in the Company’s IPO completed in the fourth quarter of 2006 (based upon 21.6 million average diluted shares). Net income included unusual items in both years: in 2007, an impairment charge of $0.05 per diluted share ($0.048 before rounding), and in 2006, a gain of $0.04 per diluted share from the reversal of closed restaurant reserves.

Nine Month Results

For the nine months ended September 30, 2007, total revenues increased 5.2% to $592.2 million from $562.7 million in the same period last year, including a 6.9% increase for the Company’s Hispanic brands. Net income was $11.5 million, or $0.54 per diluted share, including an after-tax non-recurring charge related to the refinancing of the Company’s senior credit facility of $0.04 per diluted share in the first quarter, as well as an after-tax impairment charge of $0.05 per diluted share in the third quarter. This compared to net income of $9.7 million, or $0.61 per diluted share for the nine months ended September 30, 2006. Net income for the first nine months of 2006 would have been $0.45 per diluted share after giving pro forma effect for the additional shares issued in the Company’s IPO and included a gain from the reversal of closed restaurant reserves of $0.04 per diluted share.

Pro Forma

Pro forma calculations provide investors with an alternative measure to evaluate the Company’s performance and provide meaningful supplemental information of the Company’s operating results on a basis comparable with that of future periods. The pro forma calculations reflect the post IPO capital structure as if it had been in place for the full periods presented. Pro forma information is not, and should not be, considered a substitute for financial information prepared in accordance with generally accepted accounting principles.

Outlook

For the full year 2007, the Company is providing the following guidance:

•	A total revenue increase of approximately 5% including comparable restaurant sales increases of 1.0%-2.0% for Pollo Tropical, 0%-1.0% for Taco Cabana and 3.0%-3.5% for its Burger King restaurants;

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Total new unit openings of eight to nine Pollo Tropical restaurants and eight Taco Cabana restaurants. The relocation of certain Burger King restaurants has been deferred to 2008. Restaurant closings for the full year include five Burger King restaurants, four Taco Cabana restaurants and one Pollo Tropical restaurant;

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Incremental expenses of $2.0 million to $2.1 million as a consequence of being a public company, as well as stock-based compensation expense of approximately $1.5 million related to stock option and restricted stock grants made in December 2006;

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Capital expenditures of between $61 million and $63 million, including $39 million to $40 million for new restaurants which has been lowered to reflect the timing of new units and relocations which are now expected to occur in early 2008;

•	An estimated annual effective tax rate of 32.5%-33.0%;

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Diluted earnings per share ranging from $0.73 to $0.78 (before the non-recurring charges related to closing the Brooklyn, NY Pollo Tropical restaurant and refinancing the Company’s senior credit facility described above). Diluted common shares outstanding are estimated to be approximately 21.6 million.

For the full year 2008, the Company intends to open a total of 22 to 27 new Hispanic Brand restaurants including 10 to 13 Pollo Tropical restaurants and 12 to 14 Taco Cabana restaurants. The company is also likely to close one Taco Cabana restaurant and a net four to five Burger King restaurants in 2008, including the opening of five to seven new units, three or four of which will be relocations of existing units.

Mr. Vituli concluded, “We believe that the opportunity for our Hispanic Brands is compelling and provides attractive returns on our invested capital. We therefore intend to devote the majority of our growth capital, including free cash flow generated from our Burger King restaurants, to realizing their market potential. In addition, our Burger King business is the healthiest it has been in years, and we are hopeful that the momentum we’ve experienced thus far is sustainable.”

Conference Call Today

The Company will host a conference call to discuss third quarter 2007 financial results today at 8:30 AM Eastern Time. The conference call can be accessed live over the telephone by dialing 800-218-0204 or for international callers by dialing 303-262-2130. A replay will be available one hour after the call and can be accessed by dialing 800-405-2236 or for international callers by dialing 303-590-3000; the passcode is 11098948. The replay will be available until Friday, November 16, 2007. The call will be webcast live from the Company’s website at www.carrols.com under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States, operating three restaurant brands in the quick-casual and quick-service restaurant segments with 555 company-owned and operated restaurants in 16 states as of September 30, 2007, and 30 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. Carrols Restaurant Group is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

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Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended September 30, (a)		(unaudited) Nine Months Ended September 30, (a)
	2007	2006	2007	2006
Revenues:
Restaurant sales	$203,181	$189,254	$591,164	$561,719
Franchise royalty revenues and fees	328	343	997	1,002

Total revenues	203,509	189,597	592,161	562,721

Costs and expenses:
Cost of sales	58,866	53,000	169,062	158,299
Restaurant wages and related expenses (b)	59,519	55,047	174,029	164,007
Restaurant rent expense	11,101	9,004	32,687	27,183
Other restaurant operating expenses	30,276	28,577	86.230	82,466
Advertising expense	7,458	6,608	24,442	20,768
General and administrative expenses (b)	12,327	11,841	38,778	36,192
Depreciation and amortization	8,107	8,397	23,685	25,177
Impairment losses (c)	1.810	588	1,879	832
Other income (c)	(303)	(1,389)	(650)	(1,389)

Total costs and expenses	189,161	171,673	550,142	513,535

Income from operations	14,348	17,924	42,019	49,186
Interest expense	7,690	10,216	23,647	34,616
Loss on extinguishment of debt	—	—	1,485	—

Income before income taxes	6,658	7,708	16,887	14,570
Provision for income taxes	1,795	2,580	5,349	4,828

Net income	$4,863	$5,128	$11,538	$9,742

Basic and diluted net income per share	$0.23	$0.32	$0.54	$0.61

Basic weighted average common shares outstanding	21,551	15,887	21,551	15,892

Diluted weighted average common shares outstanding	21,555	15,887	21,559	15,892

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three and nine months ended September 30, 2007 and October 1, 2006 are referred to as the three and nine months ended September 30, 2007 and September 30, 2006, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $45, $0, $121 and $0 for the three months ended September 30, 2007 and 2006 and for the nine months ended September 30, 2007 and 2006, respectively. General and administrative expenses include stock-based compensation expense of $314, $0, $947 and $0 for the respective periods.
(c)	Impairment losses in 2007 included $1,657 related to a Pollo Tropical restaurant in Brooklyn, NY that was subsequently closed in October 2007. Other income in 2006 included a gain of $1,389 from the reversal of closed restaurant reserves.
(d)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended September 30, 2007 and 2006 was $4,865 and $5,130, respectively, and for the nine months ended September 30, 2007 and 2006 was $11,543 and $9,747, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited) Three Months Ended September 30,		(unaudited) Nine Months Ended September 30,
	2007	2006	2007	2006
Segment revenues:
Burger King	$99,695	$93,296	$285,093	$275,435
Pollo Tropical	42,560	38,239	126,846	115,303
Taco Cabana	61,254	58,062	180,222	171,983

Total revenues	$203,509	$189,597	$592,161	$562,721

Change in comparable restaurant sales: (a)
Burger King	7.8%	2.4%	4.6%	3.1%
Pollo Tropical	2.3%	1.0%	1.1%	2.6%
Taco Cabana	1.2%	2.1%	(0.1)%	2.4%

Segment EBITDA: (b)
Burger King	$9,197	$9,177	$23,416	$26,345
Pollo Tropical	7,776	6,489	21,862	21,792
Taco Cabana	7,348	9,854	22,723	25,669

Average sales per restaurant:
Burger King	$307	$284	$875	$823
Pollo Tropical	519	526	1,604	1,621
Taco Cabana	425	415	1,257	1,248

New restaurant openings:
Burger King	—	—	—	—
Pollo Tropical	3	2	7	4
Taco Cabana	5	3	7	7

Total new restaurant openings	8	5	14	11

Restaurant closings:
Burger King	(1)	(2)	(3)	(8)
Pollo Tropical	—	—	—	—
Taco Cabana	—	(1)	(3)	(1)

Net new restaurants	7	2	8	2

Number of company owned restaurants:
Burger King			325	328
Pollo Tropical			83	73
Taco Cabana			147	141

Total company owned restaurants			555	542

			At 9/30/07	At 12/31/06
Long-term debt (c)			$356,928	$358,480

(a)	The changes in comparable restaurant sales are calculated using only those company owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.
(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense and other income and expense. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(c)	Long-term debt (including current portion) at September 30, 2007 included $180,000 of the Company’s 9% senior subordinated notes, $121,200 outstanding under its senior credit facility, $54,393 of lease financing obligations and $1,335 of capital leases. Long-term debt at December 31, 2006 included $180,000 of the Company’s 9% senior subordinated notes, $118,400 outstanding under its prior senior credit facility, $58,571 of lease financing obligations and $1,509 of capital leases.

The following table reconciles diluted weighted average common shares outstanding as reported under generally accepted accounting principles to the number of shares after giving pro forma effect for additional shares issued in the Company’s initial public offering completed on December 20, 2006 (in thousands):

	(unaudited)
	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Diluted weighted average common shares outstanding, as reported	15,887	15,892

Increase in weighted average common shares to reflect issuance of additional shares in connection with the Company’s initial public offering	5,667	5,667

Diluted weighted average common shares outstanding after giving pro forma effect to the Company’s initial public offering	21,554	21,559